Enterprise Financial Services Corp

Moderator: Peter Benoist
April 25, 2013
3:30 p.m. ET

Operator:
Ladies and gentlemen, thank you for standing by, and welcome to the Enterprise Financial first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now turn the call over to Peter Benoist, chief executive officer. Please go ahead, sir.

Peter Benoist:
Thank you, (Lori), and thanks all of you for joining our first quarter earnings call. Readers are cautioned not to place undue reliance on our forward-looking statements, which reflect management's analysis and expectations only as of the date of such statements.

Forward looking statements speak only as to the date they are made, and the company does not intend, and undertakes no obligation, to publicly revise or update forward looking statements after the date of this report, whether as a result of new information, future events, or otherwise, except as required by federal securities law.

You should understand that it is not possible to predict or identify all risk factors. Readers should carefully review all disclosures we file from time to time with the SEC, which are available on our website.

I'm joined, as is our custom, by Frank Sanfilippo and Steve Marsh, and I'll open with a few brief remarks, and then I'm going to turn it over to them.

I'd characterize our first quarter results as solid all in. Core loans remained relatively flat for the quarter, however, new loans and advances were equal to the year ago first quarter. Paydowns on lines of credit, coupled with a lot of first quarter pull-through at the end of last year, accounted for the lack of loan growth in the quarter.

We have stayed focused on maintaining our pricing discipline, and we continue to lower funding costs where appropriate. Our core margins, net of the impact of accelerations on the covered book, declined a modest two basis points in the quarter. However, price competition is stiff in all of our markets.

We expect loan growth in the mid-single digits this year, which is significantly lower than the 11 percent growth rate posted last year, as our posture is to help protect margins, and to maintain strong underwriting standards. We saw seasonal runoff in demand deposits in the quarter, and continued to reduce the volume of higher cost CDs.

A slightly smaller balance sheet, coupled with strong earnings, increased our tangible common equity to 6.7 percent, from 6 percent at the end of the year. However, we do expect transaction account deposit volumes to build through the balance of this year.

Frank will comment in more detail on the loss share book, but the first quarter experienced significant accelerations from early payoffs yet again, in part due to some modest improvement in the real estate markets. Strategies to increase the level of fee income, a current emphasis for us at Enterprise, with a primary focus on increasing cross-sell opportunities within our customer base. Our goal is to capitalize over time on the fact that our client satisfaction scores are at all-time highs, and services per household have not been a major focus of our sales force.

We also believe that the addition of the Gorman and Gorman home loans acquisition can add significant fee revenue, as the housing markets continue to improve over time. We expect to close this transaction during the second quarter.

We were also very pleased with the improvement in asset quality during the quarter, so I'm going to ask Steve to comment in further detail on that, and on credit trends in general. Steve?

Steve Marsh:	OK, thank you, Peter. Enterprise Bank - as Peter mentioned - Enterprise Bank ended the first quarter with an organic portfolio of 2.1 billion, down one percent for the quarter. On a year over year basis, loans increased 168 million, or nine percent. Slow growth in the first quarter was really due to a couple factors. One, volumes in the fourth quarter of 2012 were extremely large. The threat and the reality of tax law changes pushed a lot of sales activity from the first quarter of 2013, back into the fourth quarter of 2012.

In addition to that, line usage is low, as many of our customers remain cautious about the direction of the economy. As Peter mentioned, we expect growth to bounce back in the last three quarters, so that we can achieve mid-single digit growth for the year. And credit quality, as commercial banks with large loan relationships, asset quality numbers can be lumpy, as we saw in the fourth quarter of last year.

This quarter continues a long run of gradual improvement in credit quality. Non-performing loans at 3/31/13 were 32 million. This is a decrease of 17 percent from year end, and it's a decrease of 32 percent from a year ago.

Non-performing loans still continue to be concentrated in the construction real estate and investor real estate categories. Past due loans remain quite low at just 12 basis points. At 3/31/13 other real estate was 7.2 million. During the first quarter, Enterprise sold about 1.9 million worth of real estate, and as indicated, we are committed to moving the other real estate loan portfolios.

Non-performing assets in total were 1.26 percent at the end of the quarter, down from 2.06 percent at 3/31/12 a year ago. Charge-offs in the quarter were 3.7 million, for an annualized rate of 72 basis points. The provision was 1.9 million in the first quarter, versus 5.9 million in the link quarter. This lower level - the lower level of provision was really due to lower levels of downgrades, and favorable loss migration analysis. The loan allowance reserve is 1.56 percent of loans, and the allowance covers 101 percent of our non-performing loans.

I do expect that we'll have continued credit quality improvement in this year, in spite of a firm, stiff pricing competition and slow economy, expect mid-single digit loan growth. The reason I'm optimistic about the opportunity for growth for the year. It's really focused in our niches. Our life insurance premium finance segment continues to show good growth.

We lifted out the commercial finance group from a competing institution, and they've shown good traction attracting new relationships. I expect to pick up M&A activity in the balance of this year, as people digest the new tax laws.

In addition, I think we have some capacity to do some additional commercial real estate loans for high quality projects, so overall I'm optimistic about the loan growth prospect for the rest of the year. With that, Frank, I'll turn it over to you.

Frank Sanfilippo:
Thank you, Steve, and good afternoon, everyone. I'm going to supplement some of Peter's comments in various areas that should be of interest to you. I'd like to start with covered assets. The yield on covered loans was 31.4 percent in the first quarter, or 15.9 percent excluding the effects of accelerated cash flows due to prepayments. Increasing income related to accelerated cash flows was 7.2 million in the first quarter, but there is a partial offset in non-interest income.

At March 31, 2013, we still have 66 million of accretable yield to recognize over the life of the portfolio. Our current projection of average covered loan balances is 163 million for 2013, and 102 million for 2014. These estimates do change based on our quarterly recasts of cash flows.

There were several covered loan pools that showed impairment during our quarterly recast, resulting in 2.3 million of provision for loan losses. However, approximately 80 percent of this was offset in non-interest income, given our loss-sharing agreements with the FDIC.

The change in the FDIC loss share receivable, which is part of non-interest income, was a negative 4.1 million for the first quarter. There are three pieces to this number - the negative accretion of 3 million, related to the accelerated cash flows previously noted, 1.8 million of income related to provision for loan losses on covered loans, also previously noted, and finally, the negative base accretion of 2.9 million.

Remember, that this negative base accretion is adjusting the indemnification assets downward, over their respective lives, to match the expected reimbursement of losses from the FDIC under the loss share agreements. We also recorded an additional $304,000 of clawback liability to the FDIC, through non-interest expenses, as projected losses on one of the banks continued to decline.

In regards to net interest income, I would add two things. One, the interest-bearing transaction deposit costs were 32 basis points in the quarter, down from 35 basis points in the linked fourth quarter, and we believe there is still some room for those to fall. Secondly, given the drop in core loan yields for the quarter, the core net interest margin, as Peter said, of 3.48 percent held up nicely versus the linked fourth quarter margin of 3.50 percent, as the earning asset mix benefited from the late fourth quarter loan growth, and we had lower deposit costs.

Our views on capital levels have not changed, although hitting our seven percent tangible common equity target by the end of 2014 appears possible much sooner. We saw large improvements in the tangible capital ratios during the quarter, due to strong earnings and a 200 million dollar decline in tangible assets, primarily from seasonal outflows of deposits, as Peter had mentioned. We would not expect further asset declines in 2013, as some deposit growth will be necessary to fund future loan growth given our earning asset mix and liquidity management parameters.

Thank you, and we will now open the line up for any questions you might have.

Operator:
At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of Jeff Rulis, of DA Davidson.

Jeff Rulis:	Thanks, good afternoon.

Peter Benoist:	Good afternoon.

Jeff Rulis:
Peter, you talked about - briefly - about managing loan growth in part to protect margins, I guess based on your mid-single digit loan growth expectation. How does that translate into your expectations on margin itself?

Peter Benoist:
You know, I think as I indicated in my comments, we're seeing some pretty severe price competition in the marketplace. And we're cognizant of that, in terms of how we're trying to price relationships, both on an origination and a renewal basis.

Having said that, as Steve mentioned, some of our credit verticals show good strength and less price competition. So in that respect, while we saw a modest decline in the core margin, our expectation is we'll see modest decline this year in our core margin, but not a significant decline in core margin.

At the same rate, obviously our growth rate is going to slow from last year's rates, just based on the fact that we're going to be passing on opportunities that I suspect either for credit reasons or pricing reasons just don't fit our criteria. Steve could comment in a minute.

I think one of the things we're seeing in this market, and I think it's probably true in the Kansas City market, is a much stronger prevalence of longer-term, lower fixed rate pricing in the marketplace right now. And by that I mean, beyond five years. And you know, our intent is really not to participate at those rates for those terms, so I suspect we'll be passing some opportunities in that regard.

Steve Marsh:
Yes, the only thing I would add to that is, if we do a seven-year deal, it would be in conjunction with a swap so that we're getting a floating rate. We would rarely go seven years on fixed rates, and we do see the competition doing that seven-year, even 10-year fixed rates. And that would be a type of product that we're avoiding.

Jeff Rulis:
OK, thanks. And then one other question on the - you mentioned in the press release, the sort of new management assignments. I guess, is there any tangible near-term impact either on expenses or revenue, or is that a longer-term positioning?

Peter Benoist:
Yes, I wouldn't say significant near term, but I think just to take two seconds on it, our intent there was to make sure we're very focused on the front end of the business, from a sales perspective. It is a competitive market. So we elevated one of our fellows, Scott Goodman here in St. Louis, to the head of the bank here. Steve and I both agree - and Steve, for those of you that don't know - has played really three roles at the company. He's the chairman of the bank, he's the president of the bank, and he's the chief credit officer, and we felt it would be appropriate to split those roles, with Goodman taking the president role, and focusing on sales and client development, and Steve focusing - not certainly all of his time, but a good majority of his time - on credit origination from a risk and pricing perspective, and credit quality generally, just in terms of continuing to push the trends, so we've seen credit quality improvement over time.

Jeff Rulis:	OK, makes sense. Appreciate the color.

Peter Benoist:	You bet.

Operator:	Your next question comes from the line of Chris McGratty of KBW.

Chris McGratty:	Good afternoon, guys.

Frank Sanfilippo:	Hi, Chris.

Chris McGratty:
Frank, on the securities book, if you look at end-of-period balances, they're down pretty substantially, about 150 million bucks. How should we think about, I guess, securities going forward? I think your comment, if I heard you correct, was earning assets should grow over the balance of the year.

Frank Sanfilippo:
Yes, we - Chris, we target the investment portfolio probably in the 15 to 20 percent of assets range, and so that's what I would - you know, that's what I would expect. And with that moving, you know, within that range, just based on liquidity.

Chris McGratty:
OK, and on the - in the past, I think you've given a little bit of guidance on the - on the fee income. Obviously, it's pretty volatile. Can you help us out, Frank, at least on that big negative that's been jumping around the past couple quarters on the fees?

Frank Sanfilippo:
I can't. As you know, you know, we're trying to report the pieces to you, so that hopefully you can track the trends on that. And then just from our commentary and trends, you know, you have to come up with what those are. Obviously, it changes. I mean, if we could predict, you know, the level of losses, you know, that - where it's going to head, you know, we could be more exact. But we'd rather not do that.

Chris McGratty:
Great. And then the last one, on the acquisition that's going to close, Peter, in the second quarter, can you help us with potential revenue pickup, and also kind of the associated expenses that might come with it? Thanks.

Peter Benoist:
Yes, I think just based on timing, the impacts in '13 are going to be relatively nominal. We're going to write-off any intangibles this year as well, as it relates to the acquisition, so the impact will really be in '14, by and large. You may have a different comment, Frank, but that's my take.

Frank Sanfilippo:	I would agree.

Chris McGratty:	And then in '14, I guess, what's the - how should we be thinking about how big this is going to be?

Frank Sanfilippo:
Yes, I think that we probably should wait until later in the year, get the thing closed, and just in general, I think I shared with some of the group - or I think we shared it as part of the announcement. I mean, they're about triple the size of our - right now, they're about triple the size of us in terms of volume origination, and selling into the secondary market. So that's why we say, we think it'll be a significant increase, you know, for us. But obviously, the mortgage market, you know, can vary, and - over time. So we're probably not in a position at this point to forecast for '14 relative to that.

Chris McGratty:	OK, thanks.

Frank Sanfilippo:	Yes.

Operator:	Once again, if you'd like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from the line of Andrew Liesch of Sandler O'Neill.

Andrew Liesch:	Hi, everyone.

Peter Benoist:	Hi, Andrew.

Peter Benoist:	Good afternoon.

Andrew Liesch:	I'm curious, can you give - if you have the numbers in front of you - trends with classified loans in the quarter?

Frank Sanfilippo:	Yes, they went down, yes.

Frank Sanfilippo:	Yes, they would be down slightly.

Andrew Liesch:	OK. And then I guess …

Frank Sanfilippo:	On a link quarter basis.

Andrew Liesch:	Yes, I was just trying to get a handle on that, and how that might affect provisions going forward, with the reserve ratio falling. Then, I was also thinking that when -

with loan growth coming on here, that the provision for the non-covered portfolio would rise from this level. Am I thinking about that correctly?

Frank Sanfilippo:
I just think in general, Andrew, that you know, what we've stated is that we believe the overall trends in asset quality will continue to improve, and I think we have given an indication of loan growth, and I think between those two things, I guess I would leave it to - you know, leave it to you to estimate where the provision levels would be.

Andrew Liesch:
All right, thanks. And then, you know, just looking at the other expense line, I know there was some one-time - or like maybe year-end costs associated with them, in the fourth quarter. And if we were just backing out the clawback liability, it seemed like they came in this quarter, just a little under seven million, which had been lower than they had been the last couple of years. Is this a good run rate? I was actually expecting them to be a little bit higher.

Frank Sanfilippo:
Yes, I don't - the only thing I wanted - well, the only thing I did comment on, relative to expenses, was the million two related to really an acceleration that the FDIC had a change in policy on claiming expenses, and we were able to accelerate and reverse a million two of expenses - collection expenses - related to that book.

So, you know, that's more of a one-time item. And at this point, that's all we would - you know, look at the trends that we've presented, and leave it at that. We're not giving any forward-looking guidance relative to expenses at this point.

Andrew Liesch:	Right, very good. Those are all my questions, thanks.

Frank Sanfilippo:	Thank you.

Operator:	Your next question comes from the line of Brian Martin with FIG Partners.

Brian Martin:	Hey, guys.

Peter Benoist:	Hi, Brian.

Steve Marsh:	Hi, Brian.

Brian Martin:	Could you maybe just talk about, you know, it seemed like last year you guys were really getting some - pushing some credits through, and getting some charge-offs, and getting things cleaned up. I mean, this quarter was a little bit lower. I guess, when you think prospectively what, you know, credits getting better, you know, kind of going back to this downward trend, is this how we should think about, you know, losses, prospectively, in any particular charge-off side is, you know, lower from current levels, or stable? I guess, how …?

Steve Marsh:
So, we would continue, and I think we have shown a propensity to be aggressive in dealing with non-performers. You see it in the other real estate owned, you see it in the level of non-performers that have come down. I don't know if I can make any predictions about what the loss rates will be for the final three quarters, but we'll continue to be proactive in dealing and identifying problems and trying to get to them soon.

Brian Martin:
OK, and is there anything else, you know, with regards to the margin, as far as protecting it, Peter, are there any other steps you guys could take to protect it? Is there anything you could pay off or reduce that would - that would serve to benefit it or protect it? Outside of pricing, things you already mentioned?

Peter Benoist:
Not off the top of my head; not in terms of what - anything we haven't already alluded to. I mean, I think as we indicated, we continue to focus on funding costs. We think there's a little bit of room there. You know, the challenge for us, and I think Steve would agree, is to make sure that we're putting quality assets on the books at appropriate rates, and we're very focused on that.

So in some respects, maybe we'll sacrifice a little bit of volume for margin, but we think it's the right thing to do.

Brian Martin:
OK, and when do you think, you know, you'll kind of reach the bottom as far as the funding costs go? I mean, it sounds like you still have a bit more room to move things lower. I mean, how quickly does that run out?

Frank Sanfilippo:
This is Frank, Brian. I would - I guess what I would tell you is just, you know, I've been tracking - or been, you know, trying to present these - the transaction deposit costs, and how they've been coming down. They came down three basis points recently. So, I mean, I said there's a little room to fall, so I'd just look at the trends. I mean, we're able to move them down, you know, three or so basis points a quarter. But yes, it is approaching bottom.

Brian Martin:	OK. I guess the expectation is, you're still going to continue to feel some re-pricing on the asset side. That's not, I guess, alleviating all that much.

Frank Sanfilippo:	It's a reality of the business.

Brian Martin:	OK, all right, thanks very much, you guys. Nice quarter.

Frank Sanfilippo:	Thank you.

Operator:	Once again, if you'd like to ask a question, please press star one. Your next question comes from the line of Daniel Cardenas of Raymond James.

Daniel Cardenas:	Good afternoon, guys.

Steve Marsh:	Hi, Dan.

Daniel Cardenas:
Maybe if you could give us a little bit of color as to what you're seeing on the M&A side. Are discussions picking up? And is there any region in your footprint that's showing more promise than the other?

Steve Marsh:
No, I think we've seen good activity in St. Louis and Kansas City, and less so in Phoenix. I think if you talk to the private equity companies, they would say activity is stronger today than it was a quarter ago. So, everybody was exhausted at the end of the fourth quarter. I think everybody's pipelines were emptied out at the end of that period, and I think you'll see, they're starting to build again.

It's one of the reasons I made the comment in my prepared remarks, that I think we'll see better M&A activity in the last three quarters than we saw in the first quarter. I don't think the first quarter is typical of what we'll see for the balance of the year, and I think that's borne out of you talk to private equity companies. There's more activity on the books now, in the pipelines.

Daniel Cardenas:	And as you look at yourselves, do you see - do you see yourselves more focused, perhaps, on whole bank of non-bank type of transactions?

Peter Benoist:	I think that's directed to me, this is Peter.

Daniel Cardenas:	Yes.

Peter Benoist:
You know, I'd say at the present time, no. We're not very focused on whole bank acquisitions. I think our intent right now, as we've indicated, is to really focus on core performance. You know, we do believe there will be activity from an M&A perspective, and clearly you all know that as well. We don't believe in acquisitions as a strategy. I think if tactically there are opportunities, which has always been our position, that makes sense for us, with a primary focus on core deposit base, that would be our interest. We would be opportunistic, but aside from that comment, no, we're not focused.

Daniel Cardenas:	Great, thanks.

Peter Benoist:	You bet.

Operator:	At this time, I'm showing no further questions. Are there any closing remarks?

Peter Benoist:	I think you do have one more question.

Operator:	Your next question comes from the line of Greg Cole of Sidoti and Company.

Greg Cole:
Good afternoon, thanks for having me. Just a broad question on the fee income generation, and getting into new households. Can you talk about where you want - which business lines you would like to see increasing revenue from, and how you plan on doing that, just from a - just getting into current accounts, or going into - you know, just where that's coming from.

Peter Benoist:
Sure. You know, I alluded to the fact that our cross-sell penetration is not significant currently, and we see a lot of opportunities. A lot of that relates more to what I'll call the individual side, as opposed to the commercial side of our customer base. And it does relate to things like card penetration, wealth management is clearly an area. Credit in general, just from a more high end private bank credit perspective, we see a lot of opportunity there. And that's parlayed against the fact that our client satisfaction surveys are really quite good.

So the presumption here is that we have a lot of warm prospects we really haven't touched yet, and we've got to get much more intentional about it. We've made significant technological investments in CRM - Salesforce, particularly - which is uniquely designed to really elevate our game from a cross-sell perspective, which we're going to do with cross-sell markets, and we think over time, that will benefit us in terms of fee revenue from a card perspective, credit outstanding, and certain regards as it relates to what I'd call private bank types of credit, including mortgage, part of the Gorman acquisition, obviously, in terms of that being complimentary to this. And over time, wealth management introductions, where we think there is opportunity to cross-sell.

Greg Cole:	OK, thank you. And then, how should we track this over time, other than just pure revenue? Is there anything that you plan on looking at, or showing us?

Frank Sanfilippo:
This is Frank, Greg. Potentially - I guess potentially at some point, we could get to a cross-sell ratio, something that we would - that we would actually publish. Absent that, I think the fee income ratio, pulling out the change in FDIC receivable, could be one thing you would track. And once again, we could be more intentional about showing that separately. Those would be two things that come to mind.

Greg Cole:	OK, thank you very much.

Frank Sanfilippo:	Thank you.

Operator:	Once again, if you'd like to ask a question, please press star then the number one on your telephone keypad. We show no further questions at this time.

Peter Benoist:
Very good. I'd just comment, thanks to all of you for your interest in EFSC. I think we're off to a good start this year. I don't think we're unaware of the challenges that affect not just Enterprise, but the industry in general, but I think we're positioned well for them, and we're optimistic about '13, and as we continue down the path, we thank you for your support, and we look forward to talking to you next quarter. Thank you very much.

Operator:	Thank you for participating in today's conference call. You may now disconnect.

END